Exhibit 10.8

ODYSSEY THERAPEUTICS, INC.

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (the “Agreement”) is entered into by and between Odyssey Therapeutics, Inc., a Delaware corporation (the “Company”), and Gary D. Glick (“Stockholder”), as of August 30, 2021 (the “Effective Date”).

WHEREAS, as of the Effective Date, and after taking into account the stock split effected upon the filing of the Company’s Amended and Restated Certificate of Incorporation on or about the Effective Date, the Stockholder holds 3,726,067 shares of Common Stock (the “Shares”), all of which were fully vested and not subject to repurchase by the Company when acquired by the Stockholder;

WHEREAS, the Company and one or more investors are contemplating entering into a Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which such investors would purchase, and the Company would sell and issue to such investors, shares of the Company’s preferred stock on the terms and subject to the conditions set forth therein (the “Financing”); and

WHEREAS, it is a condition to the closing of the Financing that Stockholder and the Company enter into this Agreement, effective as of the closing of the Financing, pursuant to which, among other things, the Shares will be subject to repurchase by the Company under this Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows.

1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. Any capitalized term not defined herein shall have the meaning ascribed to such term in the Executive Employment Agreement by and between the Company and Stockholder or in the Confidentiality and Assignment of Inventions Agreement by and between the Company and Stockholder, each dated as of the Effective Date.

“Base Shares” shall mean 1,713,116 of the Shares.

“Board” shall mean the Board of Directors of the Company.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Disability” shall mean the Stockholder is permanently and totally disabled as defined in Section 22(e)(3) of the Code.

“Fully Diluted Capitalization” means, at the time of calculation, the sum of (i) the aggregate number of shares of Common Stock, and any shares of Common Stock issuable upon conversion of the Company’s preferred stock, then issued and outstanding, plus (ii) any shares of Common Stock, or any shares of Common Stock issuable upon conversion of the Company’s preferred stock, underlying any outstanding options, warrants or other securities then convertible into or exercisable for such shares, plus (iii) the aggregate number of shares of Common Stock then included in the Share Reserve (to the extent not included in the foregoing clauses (i) or (ii)) provided, however, that solely for the purposes of determining the Fully Diluted Capitalization in connection with a Sale Event, the Share Reserve shall be deemed to equal solely such shares included in the foregoing (i) and (ii), and not any shares reserved for future issuance, provided further, that the application of the immediately preceding proviso shall not at any time reduce Stockholder’s Fully-Diluted Percentage (determined without regard to the immediately preceding proviso) to below the Target Fully-Diluted Percentage.

“Fully-Diluted Percentage” means a fraction, expressed as a percentage, the numerator of which is equal to the total number of Shares subject to this Agreement held by Stockholder, and the denominator of which is equal to the Fully Diluted Capitalization.

“Immediate Family” means a spouse, lineal descendant or antecedent, father, mother, brother or sister, including adoptive relationships.

“Permitted Transferee” means (i) Stockholder’s Immediate Family, (ii) a custodian or trustee of any trust for the benefit of Stockholder or Stockholder’s Immediate Family, or (iii) a partnership or limited liability company the ownership interests of which are owned wholly by Stockholder or Stockholder’s Immediate Family.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Public Offering” means the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company or its affiliates of its equity securities.

“Qualified Financing” means the earliest to occur of the completion of the sale and issuance of the Company’s preferred stock, whether pursuant to the Stock Purchase Agreement or otherwise, that results in the aggregate amount of gross proceeds received from all sales of preferred stock completed by the Company since its incorporation (including, for the avoidance of doubt, all sales of preferred stock in connection with any extensions and add-ons to Series A financing, whether or not contemplated as of the date hereof) to equal or exceed $149,300,000 (excluding the principal and interest of any convertible notes converting into the Company’s preferred stock in connection with such sale and issuance of such preferred stock).

“Restricted Shares” shall initially mean all of the Shares unless and until such Shares vest in accordance with Section 3 and thereby become Vested Shares.

“Sale Event” means the consummation of either (i) a “Deemed Liquidation Event” as defined in the Company’s certificate of incorporation (as may be amended from time to time), but without regard to any waiver by the Required Holders (as described and defined therein) or (ii) a “Stock Sale” as defined in the Voting Agreement entered into on the date hereof by and among the Company and the holders of Company’s capital stock party thereto (as may be amended from time to time).

“Service Provider” means the Chief Executive Officer of the Company provided that during any period of Disability, Stockholder shall continue to be a Service Provider and no Termination Event shall be deemed to have occurred so long as he serves as the Chief Executive Officer, or a member of the Board (unless the Board determines in good faith that Stockholder’s Disability renders him unable to satisfy the duties of a director, in which case Stockholder shall be treated as continuing to be a Service Provider so long as he serves as the Chief Executive Officer).

“Share Reserve” means the number of shares of Common Stock reserved for issuance under any equity incentive plan adopted by the Company.

“Target Fully-Diluted Percentage” means 8.0%.

“Termination Event” shall mean the termination of Stockholder’s service in the capacity of Service Provider for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, Disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary.

“Top-Up Shares” shall mean 2,012,951 of the Shares.

“Vested Shares” shall mean all Shares that have vested in accordance with Section 3, and therefore are no longer subject to the Company’s Repurchase Right under Section 2.

2. Repurchase Right.

(a) Right of Repurchase. The Company or its assigns shall have the right (the “Repurchase Right”) upon the occurrence of any Termination Event to repurchase from Stockholder (or any Permitted Transferee) some or all (as determined by the Company) of the Restricted Shares held by Stockholder (or any Permitted Transferee) at the price per share specified in Section 2(b) below. The Repurchase Right shall be deemed to be automatically exercised by the Company as of the occurrence of a Termination Event, unless the Company delivers to Stockholder (or applicable Permitted Transferee) written notice on or before ninety (90) days following the date of such Termination Event (the “Repurchase Period”) of the Company’s intention not to exercise the Repurchase Right. Unless the Company elects not to exercise the Repurchase Right in accordance with the prior sentence, the Company shall, prior to the end of the Repurchase Period, tender to Stockholder or any Permitted Transferee an amount equal to the Repurchase Price of the Restricted Shares so repurchased, determined as provided in Section 2(b) below; provided, however, that the Company may pay the Repurchase Price for such Restricted Shares by offsetting and canceling any indebtedness then owed by Stockholder to the Company. At such time, Stockholder and/or any holder of the Restricted Shares shall deliver to the Company the certificate or certificates representing the Restricted Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances. The Repurchase Right with respect to Restricted Shares shall survive and remain in effect following and notwithstanding any Public Offering by and certificates representing such Restricted Shares shall bear legends to such effect. Stockholder hereby acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the Restricted Shares at any time.

(b) Repurchase Price. The per share purchase price of the Restricted Shares subject to the Repurchase Right (the “Repurchase Price”) shall be, subject to adjustment for any stock splits, stock dividends or the like, $0.0001 per share.

3. Vesting.

(a) On each of the dates listed below, a number of Restricted Shares calculated as indicated below (rounded down to the nearest whole number) shall vest and become Vested Shares if Stockholder has continuously been a Service Provider as of such date.

Vesting Date	Shares Vesting

On the first anniversary of April 23, 2021 (the “Vesting Start Date”)	25% of each of the Base Shares and Top-Up Shares

On the last day of each calendar month from and after the calendar month in which the first anniversary of the Vesting Start Date occurs	1/36 of 75% of each of the Base Shares and Top-Up Shares, with all Shares to be vested on the last day of the calendar month in which the fourth anniversary of the Vesting Start Date occurs

(b) Notwithstanding anything herein to the contrary:

(i) Upon the occurrence of a Termination Event due to (x) a termination by the Company without Cause or (y) a resignation by Stockholder for Good Reason (each such termination or resignation, a “Good Leaver Termination”), then upon such Good Leaver Termination, all Base Shares that are then deemed Restricted Shares shall vest in full and become Vested Shares, provided that, solely in the case of such Good Leaver Termination that is due to a termination by the Company without Cause, Stockholder agrees to extend the Non-Competition Period until the 12-month anniversary of the effective date of such Good Leaver Termination (and does not revoke such agreement).

(ii) Upon the occurrence of a Termination Event as a result of Stockholder’s death or Disability (a “Death/Disability Termination”), then upon such Death/Disability Termination, fifty percent (50%) of all Base Shares that are then deemed Restricted Shares shall vest in full and become Vested Shares.

(iii) Upon the occurrence of a Termination Event due to a termination by the Company for Cause or a resignation by Stockholder without Good Reason (a “Bad Leaver Termination”), any portion of the Base Shares that are then still deemed Restricted Shares shall be subject to repurchase pursuant to Section 2 above.

(iv) Upon the occurrence of a Termination Event, (A) if none of a Sale Event, Public Offering or Qualified Financing have occurred prior to such Termination Event, then all Top-Up Shares shall be automatically forfeited for no consideration, provided, however, that if the occurrence of such Termination Event is deemed a Good Leaver Termination or a Death/Disability Termination, then upon such Good Leaver Termination or Death/Disability Termination (as applicable), the Top-Up Shares shall not be forfeited under this clause (iv), or (B) if either a Public Offering or Qualified Financing have occurred prior to such Termination Event, then any Top-Up Shares that are then still deemed Restricted Shares (and have not been forfeited pursuant to clause (v) or (vii) below) shall be subject to repurchase pursuant to Section 2 above, provided, however that with respect to both clauses (A) and (B), (x) if the occurrence of such Termination Event is deemed a Good Leaver Termination, then upon such Good Leaver Termination, all Top-Up Shares that are then deemed Restricted Shares shall vest in full and become Vested Shares, provided that, solely in the case of such Good Leaver Termination that is due to a termination by the Company without Cause, Stockholder agrees to extend the Non-Competition Period until the 12-month anniversary of the effective date of such Good Leaver Termination (and does not revoke such agreement), and (y) if the occurrence of such Termination Event is deemed a Death/Disability Termination, then upon such Death/Disability Termination, fifty percent (50%) of all Top-Up Shares that are then deemed Restricted Shares shall vest in full and become Vested Shares.

(v) In the event the Company consummates either a Sale Event or a Public Offering prior to such time as the Qualified Financing has occurred:

(A)

if Stockholder’s Fully-Diluted Percentage (calculated as of immediately prior to the consummation of such Sale Event or Public Offering and after giving effect to clause (iv) above, if applicable) exceeds Stockholder’s Target Fully-Diluted Percentage, a number of Top-Up Shares then held by Stockholder, if any, shall be automatically forfeited for no consideration so that Stockholder’s Fully-Diluted Percentage calculated immediately following such forfeiture will equal Stockholder’s Target Fully-Diluted Percentage, and any such forfeiture shall apply pro-rata across vested and unvested Top-Up Shares; or

(B)

if Stockholder’s Fully-Diluted Percentage (calculated as of immediately prior to the consummation of such Sale Event or Public Offering and after giving effect to clause (iv) above, if applicable) is less than Stockholder’s Target Fully-Diluted Percentage, the Company shall issue Stockholder shares of Common Stock or an option to purchase shares of Common Stock (as determined by Stockholder at the time of such issuance) (an “Additional Equity Award”) so that Stockholder’s Fully-Diluted Percentage calculated immediately following such issuance will equal Stockholder’s Target Fully-Diluted Percentage; provided that (1) such Additional Equity Award shall be subject to the same vesting schedule to which the Shares are subject hereunder and shall have a vesting commencement date of the Vesting Start Date and (2) if a Termination Event shall have occurred prior to the consummation of such Sale Event or Public Offering (whether or not Stockholder continues to serve on the Board following such Termination Event), then this clause (B) shall not apply and no further equity incentive awards shall be granted to Stockholder pursuant hereto.

(vi) Upon a Sale Event that occurs prior to the occurrence of a Termination Event, all remaining Restricted Shares that have not been forfeited pursuant to Sections 3(b)(v) or 3(b)(vii) shall immediately vest in full and be deemed Vested Shares.

(vii) Upon the consummation of the Qualified Financing, assuming solely for purposes of calculating Stockholder’s Fully-Diluted Percentage under the following clauses (A) and (B) that, as of immediately following such consummation, the aggregate amount of gross proceeds received from all sales of preferred stock completed by the Company since its incorporation (as determined in accordance with the definition of the Qualified Financing) equals (and does not exceed) $149,300,000 (and, for the avoidance of doubt, any sales of preferred stock in excess of $149,300,000 shall be disregarded as shall any corresponding increase in the Share Reserve in respect of any sales of preferred stock in excess of $149,300,000):

(A)

if Stockholder’s Fully-Diluted Percentage (calculated as of immediately following the consummation of such Qualified Financing, after giving effect to clause (iv) above, if applicable, and after taking into account any adjustment to the Share Reserve effected in connection with the Qualified Financing) exceeds Stockholder’s Target Fully Diluted Percentage, a number of Top-Up Shares then held by Stockholder, if any, shall be automatically forfeited for no consideration so that Stockholder’s Fully-Diluted Percentage calculated immediately following such forfeiture will equal Stockholder’s Target Fully-Diluted Percentage, and any such forfeiture shall apply pro-rata across vested and unvested Top-Up Shares; or

(B)

if Stockholder’s Fully-Diluted Percentage (calculated as of immediately following the consummation of such Qualified Financing, after giving effect to clause (iv) above, if applicable, and after taking into account any adjustment to the Share Reserve effected in connection with the Qualified Financing) is less than Stockholder’s Target Fully Diluted Percentage, the Company shall issue Stockholder an Additional Equity Award so that Stockholder’s Fully-Diluted Percentage calculated immediately following such issuance will equal Stockholder’s Target Fully-Diluted Percentage; provided that (1) such Additional Equity Award shall be subject to the same vesting schedule to which the Shares are subject hereunder and shall have a vesting commencement date of the Vesting Start Date and (2) if a Termination Event shall have occurred prior to the consummation of such Qualified Financing (whether or not Stockholder continues to serve on the Board following such Termination Event), then this clause (B) shall not apply and no Additional Equity Award shall be granted to Stockholder pursuant hereto.

4. Escrow Arrangement.

(a) Escrow. In order to carry out the provisions of Section 2 of this Agreement more effectively, the Company shall hold any Restricted Shares in escrow together with separate stock powers executed by Stockholder in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Restricted Shares, execute a like stock power as to such Restricted Shares. The Company shall not dispose of the Restricted Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns) of any Restricted Shares, the Company is hereby authorized by Stockholder and any Permitted Transferee, as Stockholder’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Restricted Shares being purchased and to transfer such Restricted Shares in accordance with the terms hereof. At such time as any Restricted Shares become Vested Shares pursuant to Section 3 and are no longer subject to the Company’s Repurchase Right, the Company shall, at the written request of Stockholder, deliver to Stockholder (or the relevant Permitted Transferee) a certificate representing such Vested Shares with the balance of the Restricted Shares (if any) to continue to be held in escrow pursuant to this Section 4(a).

(b) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that Stockholder, any Permitted Transferees or any other person or entity is required to sell Restricted Shares pursuant to the provisions of Section 2 of this Agreement and in the further event that he, she or it refuses or for any reason fails to deliver to the designated purchaser of such Restricted Shares the certificate or certificates evidencing such Restricted Shares together with a related stock power, then such designated purchaser may deposit the applicable purchase price for such Restricted Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for Stockholder, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in the discretion of such designated purchaser, pay such purchase price by offsetting any indebtedness then owed by Stockholder as provided above. Upon any such deposit and/or offset by the designated purchaser of such purchase price and upon notice to the person or entity who was required to sell the Restricted Shares to be sold pursuant to the provisions of Section 2, such Restricted Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such designated purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

5. Restrictions on Transfer. Stockholder shall not sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) (collectively, “Transfer”) any Restricted Shares or any Top-Up Shares that remain subject to forfeiture pursuant to Section 3(b) to any Person other than a Permitted Transferee without the approval of the Board. In the case of a Transfer permitted under this Section 5, (a) the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Agreement, and there shall be no further Transfer of such Shares except in accordance with the terms of this Agreement and (b) the Company may require such additional documentation and further assurances from the Stockholder and any transferee or proposed transferee that the Company deems necessary or advisable.

6. Assignment. At the discretion of the Board, the Company shall have the right to assign the right to exercise its rights with respect to the Repurchase Right or pursuant to Section 2(a) to any Person or Persons, in whole or in part in any particular instance, upon the same terms and conditions applicable to the exercise thereof by the Company, and such assignee or assignees of the Company shall then take and hold any Restricted Shares so acquired subject to such terms as may be specified by the Company in connection with any such assignment.

7. Miscellaneous Provisions.

(a) Record Owner; Dividends. Stockholder and any Permitted Transferees, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the Shares if and to the extent the Shares are entitled to voting rights. Stockholder and any Permitted Transferees shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(b) Equitable Relief. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(c) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and Stockholder.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(e) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(f) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(g) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by electronic mail or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or Stockholder shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other. Notices to any holder of the Shares other than Stockholder shall be addressed to the address furnished by such holder to the Company.

(h) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(i) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved solely and exclusively by confidential binding arbitration with the Boston, Massachusetts branch of JAMS (“JAMS”), to be governed by JAMS’ Commercial Rules of Arbitration applicable at the time of the commencement of the arbitration (the “JAMS Rules”) and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

(j) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(k) No Rights as a Service Provider. This Agreement is not a contract for the provision of services, whether as an employee or in any other capacity, and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Stockholder’s relationship as a Service Provider for any reason or for no reason at any time, with or without cause and with or without notice.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Stockholder have executed this Stock Restriction Agreement as of the date first above written.

ODYSSEY THERAPEUTICS, INC.

By:	/s/ David Neafus
Name:	David Neafus
Title:	Chief Financial Officer and Treasurer

GARY GLICK
/s/ Gary Glick

Address:
Odyssey Therapeutics P.O. Box 8386 Ann Arbor, MI 48107

[Signature Page to Stock Restriction Agreement]